As filed with the Securities and Exchange Commission on December 17, 2015

Registration No. 333-197245

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZS PHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-3305698
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1100 Park Place, Suite 300

San Mateo, CA, 94403

(650) 458-4100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

ZS Pharma, Inc. 2008 Stock Incentive Plan

ZS Pharma, Inc. 2014 Incentive Plan

(Full title of the plan)

Mark Asbury

General Counsel

1100 Park Place, Suite 300

San Mateo, CA, 94403

(650) 458-4100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kevin Kennedy

Kirsten Jensen

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

(650) 251-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, which was originally filed on July 3, 2014 (File No. 333-197245) (the “Registration Statement”), registering 6,027,395 shares of common stock, par value $0.001 per share, of ZS Pharma, Inc., a Delaware corporation (the “Company”) under the ZS Pharma, Inc. 2008 Stock Incentive Plan and the ZS Pharma, Inc. 2014 Incentive Plan, is being filed to deregister all shares of common stock of the Company that had been registered and remain unsold under such Registration Statement.

On November 5, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zeneca, Inc., a Delaware corporation (“Parent”), and Zanzibar Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on December 17, 2015 pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by removing from registration all shares of common stock of the Company registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on December 17, 2015.

ZS PHARMA, INC.

By:	/s/ Mark Asbury
Name: Mark Asbury
Title: Chief Legal Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.